Exhibit 99.1

Atiq Raza Joins AMI Semiconductor's Board of Directors

    POCATELLO, Idaho--(BUSINESS WIRE)--April 30, 2004--AMIS Holdings Inc. (Nasdaq:AMIS), parent company of AMI Semiconductor, a leading designer and manufacturer of state-of-the-art, integrated mixed-signal and structured digital products for the automotive, medical and industrial sectors, announced that Atiq Raza has joined its board of directors. Raza is founder, chairman and chief executive officer of Raza Microelectronics Inc.
    "I am delighted that Atiq Raza has joined our board of directors," said Chris King, president and CEO of AMIS. "Atiq brings a broad background and a deep understanding of the semiconductor industry to our board. His wealth of management and engineering experience, technological knowledge and strategic focus will be of great value to AMIS."
    Raza has worked in various engineering and management positions for the last 32 years. Prior to founding Raza Microelectronics, he was the president and chief operating officer of Advanced Micro Devices
(AMD), as well as serving on its board of directors. Raza became part of AMD's management team after the merger with NexGen Inc. in January 1996. At NexGen, he was the chairman and chief executive officer. Before joining NexGen, Raza held various engineering and management positions within VLSI Technology Incorporated, including vice president, Technology Centers.
    Raza earned his bachelor's degree with honors from the University of London and a master's degree from Stanford University.
    AMIS also announced that Tomohiro Shibata has resigned from its board of directors. Shibata is a senior counselor for Nippon Mining Holdings Inc., a significant stockholder in AMIS. He had served on the board since August 2002. "I want to thank Mr. Shibata for his contributions to the company," said Chris King. "His advice and counsel were valuable as we moved our business forward over the last two years."

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations:
             Jimmie Hutchens, 208-234-6732
             Jimmie_hutchens@amis.com
              or
             Media:
             Helen Garrett
             hgarrett@sheltongroup.com